Exhibit 99.1
UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued on next page)
The information presented below is intended solely to show the attribution of revenue and expenses to the Class V Group in accordance with the Tracking Stock Policy of Dell Technologies Inc. (“Dell Technologies” or the “Company”), a copy of which is filed as Exhibit 99.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2017. The individual income and expense line item amounts reflected in the column for VMware, Inc. (“VMware”) are for informational purposes and do not represent actual income and expenses of the Class V Group.

On December 28, 2018, the Company completed a transaction, referred to as the “Class V transaction,” in which all outstanding shares of Class V Common Stock ceased to be outstanding, and the tracking stock feature of the Company’s capital structure was terminated, as of that date. Prior to the completion of the Class V transaction, the Class V stockholders did not have any special rights related to, direct ownership interest in, or recourse against the assets and liabilities attributed to the Class V Group. Holders of the Class V Common Stock were stockholders of the Company and subject to all risks associated with an investment in the Company and all of its businesses, assets, and liabilities.

Beginning with the first quarter of its fiscal year ending January 31, 2020, Dell Technologies will no longer present Unaudited Attributed Financial Information for Class V Group as a part of any quarterly report on Form 10-Q or annual report on Form 10-K.

	Fiscal Year Ended						September 7, 2016 through
	February 1, 2019			February 2, 2018			February 3, 2017
	VMware Reportable Segment	Adjustments and Eliminations (a)	VMware	VMware Reportable Segment	Adjustments and Eliminations (a)	VMware	VMware Reportable Segment	Adjustments and Eliminations (a)	VMware
	(in millions)
Net revenue	$9,088	$(114)	$8,974	$7,994	$(132)	$7,862	$3,543	$(402)	$3,141
Cost of net revenue	1,086	172	1,258	990	151	1,141	399	54	453
Gross margin	8,002	(286)	7,716	7,004	(283)	6,721	3,144	(456)	2,688
Operating expenses:
Selling, general, and administrative	3,407	284	3,691	2,801	463	3,264	1,113	228	1,341
Research and development	1,606	369	1,975	1,394	361	1,755	515	144	659
Total operating expenses	5,013	653	5,666	4,195	824	5,019	1,628	372	2,000
Operating income (loss)	$2,989	$(939)	$2,050	$2,809	$(1,107)	$1,702	$1,516	$(828)	$688
Interest and other income (expense), net attributable to VMware			833			112			6
Income before income taxes attributable to VMware			2,883			1,814			694
Income tax provision attributable to VMware			461			1,155			131
Net income attributable to VMware			$2,422			$659			$563
____________________

(a)
Adjustments and eliminations primarily consist of intercompany sales and allocated expenses, as well as expenses that are excluded from the VMware reportable segment, such as amortization of intangible assets, stock-based compensation expense, severance, and integration and acquisition-related costs.

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued)
Reconciliation of net income attributable to VMware to Class V Common Stock economic interest in Class V Group:

	Fiscal Year Ended		September 7, 2016 through
	February 1, 2019	February 2, 2018	February 3, 2017
	(in millions)
Net income attributable to VMware	$2,422	$659	$563
Less: Net income attributable to VMware for the period from December 28, 2018 to February 1, 2019	(15)	—
Less: Net income attributable to non-controlling interests	(452)	(121)	(97)
Net income attributable to Class V Group	1,955	538	466
Less: DHI Group's 38.90%, 38.48% and 36.43%, respectively, weighted average retained interest in Class V Group	(760)	(207)	(170)
Class V Common Stock economic interest in Class V Group (a)	$1,195	$331	$296
____________________

(a)
For the fiscal year ended February 1, 2019, Class V Common Stock economic interest in the Class V Group represents net income attributable to the Class V Group for the period ended December 27, 2018, the last date on which the Class V Common Stock traded on the New York Stock Exchange.

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